EXHIBIT 10.1

NCR EXECUTIVE SEVERANCE PLAN

Introduction

This NCR Executive Severance Plan was originally established effective as of December 12, 2014. The purpose of the Plan is to provide for the payment of severance benefits to certain eligible employees of NCR Corporation (the “Company”) whose employment with the Company is involuntarily terminated by the Company without Cause. With respect to Participants in this Plan, the Plan supersedes any severance benefit plan, policy or practice previously maintained by the Company: (a) unless otherwise expressly stated in writing by the Company (but not, for the avoidance of doubt, the Amended and Restated NCR Corporation Change in Control Severance Plan (including any successor plan, the “Change in Control Severance Plan”)), and (b) except for any Individual Agreement providing for severance benefits. Subject to Section 4.4 hereof, benefits provided hereunder shall be offset by any benefits provided pursuant to the Change in Control Severance Plan. This amendment and restatement of the Plan shall be effective upon approval by the Company’s stockholders of the amendment and restatement of the NCR Corporation Economic Profit Plan at the Company’s 2015 annual meeting of stockholders. In the event that stockholder approval of such plan is not obtained, this amendment and restatement shall be null and void.

The Plan is intended to comply with the applicable provisions of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and other applicable laws. It is a welfare benefit plan (as defined in Section 3(1) of ERISA) that is maintained primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees under Sections 201(2), 301(a)(3) and 401(a)(1) of ERISA.

The Company intends that benefits under the Plan are not subject to Section 409A of the Internal Revenue Code of 1986, as amended, pursuant to the “short-term deferral rule” and other exclusions from such coverage.

ARTICLE I
ESTABLISHMENT OF PLAN

As of the Effective Date, the Company hereby establishes the Plan.

ARTICLE II
DEFINITIONS

As used herein, the following words and phrases shall have the following respective meanings:

(a)    Administrator. The Company’s Chief Human Resources Officer (of, if there is no individual serving in such position, the Committee).

(b)    Base Salary. The amount a Participant receives as wages or salary on an annualized basis immediately before the Date of Termination (but excluding all bonus, overtime, health additive and incentive and variable compensation), payable by the Company as consideration for the Participant’s services.
(c)    Board. The Board of Directors of NCR Corporation.

(d)    Cause. A termination for “Cause” shall have occurred where a Participant’s employment is terminated by the Company: (i) for “Cause” as defined in any Individual Agreement, or (ii) if there is no Individual Agreement or if it does not define Cause, termination of employment by the Company in connection with: (A) conviction of the Participant for committing a felony under U.S. federal law or the law of the state or country in which such action occurred, (B) dishonesty in the course of fulfilling the Participant’s employment duties, (C) failure on the part of the Participant to perform substantially such Participant’s employment duties in any material respect, (D) a material violation of the Company’s Code of Conduct, or (E) such other events as shall be determined by the Administrator and communicated to the Participant in writing.

(e)    Code. The Internal Revenue Code of 1986, as amended from time to time.

(f)    Committee. The Compensation and Human Resource Committee of the Board.

(g)    Company. NCR Corporation and any successor thereto.

(h)    Date of Termination. The date on which a Participant has a “separation from service” with the Company and its subsidiaries within the meaning of Section 409A of the Code.

(i)    Disability.     A total and permanent disability that causes a Participant to be eligible to receive long-term disability benefits from the NCR Long-Term Disability Plan, or any similar successor plan or any similar plan or program sponsored by a subsidiary or affiliate of the Company.
(j)    Effective Date. The original “Effective Date” of the Plan was December 12, 2014. The “Effective Date” of this amendment and restatement shall be the date of approval by the Company’s stockholders of the amendment and restatement of the NCR Corporation Economic Profit Plan at the Company’s 2015 annual meeting of stockholders.
(k)    Employee.    Any regular, full-time or part-time employee of the Company or its subsidiaries.

(l)    Individual Agreement. An employment, consulting or similar agreement between a Participant and the Company or one of its subsidiaries or affiliates.

(m)    Participant. An Employee who meets the eligibility requirements of Article III.

(n)    Plan. This NCR Corporation Executive Severance Plan, as the same may be amended from time to time.

(o)    Release Deadline. The 60th day immediately following the Date of Termination.

(p)    Separation Benefit. The benefits payable in accordance with Section 4.2 of the Plan.

(q)    Target Bonus. With respect to any Participant, the Participant’s target annual cash bonus under the Company’s annual bonus plan applicable to the Participant for the year immediately prior to the year of such Participant’s termination of employment. As used in this definition, the reference to “target bonus” shall mean the dollar amount determined by multiplying the Participant’s target bonus percentage as in effect on December 31st of such prior year by the Participant’s actual base salary as in effect on December 31st of such prior year.

ARTICLE III
ELIGIBILITY

3.1    Participation. Subject to Section 3.2, any Employee designated by the Company as a Senior Vice President level and above (designated by the Company as any Employee in Grade 20 and above at the adoption of this Plan, as may be amended from time to time) or any Employee designated as an Executive Officer of the Company, plus any other Employee designated by the Committee or the Administrator, shall be Participants in the Plan.

3.2    Duration of Participation. An Employee shall cease to be a Participant in the Plan upon the earlier of when he or she: (a) ceases to be an Employee or (b) is no longer eligible pursuant to Section 3.1. Notwithstanding the foregoing, a Participant who is entitled, as a result of ceasing to be an Employee under the circumstances set forth in Section 4.1, to payment of a Separation Benefit shall remain a Participant in the Plan until the full amount of the Separation Benefit and any other amounts payable under the Plan have been paid to the Participant.

ARTICLE IV
SEPARATION BENEFIT

4.1    Right to Separation Benefit. A Participant shall be entitled to receive from the Company a Separation Benefit in the amount provided in Section 4.2 if the Participant’s employment is terminated by the Company without Cause (other than by reason of the Participant’s death or Disability, and not in any event due to the Participant’s resignation for any reason). Notwithstanding any other provision of the Plan to the contrary: (a) no benefit shall be payable under this Plan with respect to any termination of employment that results in benefit payments pursuant to the Change in Control Severance Plan except to the extent the benefits hereunder exceed the benefits under the Change in Control Severance Plan, and (b) if the Participant is party to an employment agreement, offer letter or other agreement or arrangement providing severance benefits (an “Other Agreement,” including any Individual Agreement but excluding, for the avoidance of doubt, the Economic Profit Plan and any equity awards), benefits shall be payable pursuant to this Plan only if the Participant expressly waives, in a writing satisfactory to the Company, the severance benefits payable pursuant to the Other Agreement. In addition, in no event shall any benefits be provided hereunder unless the Participant has executed a release of claims in a form satisfactory to and provided by the Company (the “Release,” which may include noncompetition, nonsolicitation and other covenants determined by the Company), the Participant has not revoked the Release, and the Release has become effective and irrevocable in accordance with its terms and with applicable law by the Release Deadline.

Notwithstanding the foregoing, a Participant shall not be entitled to any Separation Benefit hereunder if: (i) the Participant declines reassignment to a comparable employment position as an employee of the Company (as determined in the sole discretion of the Administrator), which position, for the avoidance of doubt, need not entail comparable compensation; or (ii) the Participant’s employment with the Company is terminated due to outsourcing, the sale of all or a portion of the Company’s business or assets or another corporate transaction having similar effect (such as but not limited to the spinoff of a portion of the Company’s business or assets), and the Participant is offered employment at a comparable base salary or wage with the outsourcing entity, purchaser or other successor employer involved in or created by the transaction (as determined in the sole discretion of the Administrator).

4.2    Separation Benefit. If a Participant’s employment is terminated in circumstances entitling him or her to a Separation Benefit as provided in Section 4.1:

(a)    Cash Severance. The Company shall pay the Participant a single, lump sum cash amount equal to the sum of (i) his or her Base Salary plus (ii) his or her Target Bonus, which shall be payable promptly following the Release becoming irrevocable (and in no event later than March 15 of the year following the year in which the Date of Termination occurs).

(b)    COBRA. The Company shall pay the premiums for the Participant and his or her qualified beneficiaries for “COBRA” medical, dental and vision coverage until the earlier of: (i) eighteen (18) months following the Date of Termination, or (ii) when the Participant is no longer eligible for COBRA coverage. The benefits provided pursuant to this Section 4.2(b) shall be concurrent coverage for purposes of COBRA.

(c)    Outplacement Benefits. The Company shall provide the Participant executive outplacement services in accordance with its outplacement program in effect on the Date of Termination. The Participant must initiate the executive outplacement services within ninety days of the Date of Termination (and in no event later than March 15 of the year following the year in which the Date of Termination occurs).

4.3    Other Benefits Payable. The Separation Benefit provided pursuant to Section 4.2 above shall be provided in addition to, and not in lieu of, all other accrued or vested or earned but deferred compensation, rights, options or other benefits which may be owed to a Participant upon or following termination, including but not limited to accrued vacation or sick pay (if and where applicable, but not where Company policy does not provide for such payments), reimbursement for business expenses previously incurred, amounts or benefits properly payable under any bonus or other compensation plans, the Management Incentive Plan, the Economic Profit Plan, and any bonus or incentive plan, stock option plan, stock ownership plan, stock purchase plan, life insurance plan, health plan, disability plan or similar or successor plan, other than any severance plan, program, agreement or arrangement, unless such plan, program, agreement or arrangement has a specific reference to this Section 4.3 (but excluding the Change in Control Severance Plan and any Individual Agreement). Stock options and other equity awards under the NCR Corporation 2013 Stock Incentive Plan and any other equity incentive plan will be treated as specified in the applicable plan and any award agreement thereunder, and this Plan shall not be construed to modify or supersede any such plan either expressly or by implication.

4.4    Change in Control Severance Plan. In the event that a Participant becomes entitled to benefits under the Change in Control Severance Plan following the Date of Termination, the benefits under the Change in Control Severance Plan shall be reduced by the corresponding benefits provided hereunder (and, for the avoidance of doubt, any remaining benefits under the Change in Control Severance Plan shall be provided at the times specified therein). Any such reduction shall be made consistent with the requirements of Section 409A of the Code.

4.5    Section 409A. For purposes of this Plan, “termination of employment” or words or phrases to that effect shall mean a “separation from service” within the meaning of Section 409A of the Code.

4.6    Rehire. In no event shall a Participant who receives benefits under this Plan and is rehired again receive benefits under this Plan, regardless of the reason for any subsequent termination.

ARTICLE V
SUCCESSOR TO COMPANY

This Plan shall bind any successor of or to the Company, its assets or its businesses (whether direct or indirect, by purchase, merger, consolidation or otherwise), in the same manner and to the same extent that the Company would be obligated under this Plan if no succession had taken place. The term “Company,” as used in this Plan, shall mean the Company as hereinbefore defined and any successor or assignee to the business or assets which by reason hereof becomes bound by this Plan.

ARTICLE VI
ADMINISTRATION, DURATION, AMENDMENT AND TERMINATION

6.1    Plan Administration. The Administrator shall have the discretionary authority to administer and interpret the Plan and decide all questions arising hereunder. Any interpretation or construction of, or determination or action by, the Administrator shall be binding upon any and all parties and persons affected thereby, subject to the exclusive appeal procedure set forth in Section 7.1.

6.2    Duration. The Plan shall continue in effect from the Effective Date until amended or terminated pursuant to Article VI.

6.3    Amendment and Termination. The Plan may be amended in any respect or terminated by the Board or the Committee (provided that no amendment or termination shall reduce benefits hereunder for any Participant whose Date of Termination occurred before the action effecting such amendment or termination). In addition, subject to the proviso in the first sentence of this Section 6.3, the Administrator may amend the Plan, provided that such amendment is required by applicable law or involves no material cost to the Company.

Subject to the proviso in Section 6.3: (a) an amendment of the Plan in accordance with the terms hereof shall automatically effect a corresponding amendment to all Participants’ rights and benefits hereunder, and (b) a termination of the Plan shall in accordance with the terms hereof automatically effect a termination of all Participants’ rights and benefits hereunder.

ARTICLE VII
MISCELLANEOUS

7.1    Dispute Resolution. If any person eligible to receive benefits under the Plan, or claiming to be so eligible, believes he or she is entitled to benefits in an amount greater than those which he or she has received (a “Claimant”), he or she may file a claim in writing with the Administrator. The Administrator shall review the claim and, within 90 days after the claim is filed, shall give written notice to the Claimant of the decision. If the claim is denied, the notice shall give the reason for the denial, the pertinent provisions of the Plan on which the denial is based, a description of any additional material or information necessary for the Claimant to perfect the claim and an explanation of why such material or information is necessary, and an explanation of the claim review procedure under the Plan.

Any person who has had a claim for benefits denied by the Administrator shall have the right to request review by the Committee. Such request must be in writing, and must be made within 60 days after such person is advised of the denial of benefits. If written request for review is not received within such 60 day period, the Claimant shall forfeit his or her right to review. The Committee shall review claims that are appealed, and may hold a hearing if it deems necessary, and shall issue a written notice of the final decision. Such notice shall include specific reasons for the decision and specific references to the pertinent Plan provisions on which the decision is based. The decision of the Committee shall be final and binding upon the Claimant and the Committee and all other persons involved, subject to the rights set forth in the following sentences of this Section 7.1.

Any controversy or claim arising out of or related to this Plan or a Participant’s employment with the Company, its subsidiaries or affiliates, or the termination of that employment, that is not resolved by the claim and review procedure described in the preceding paragraphs of this Section 7.1 shall be resolved by binding arbitration at the election of either the Participant or the Company; the obligation to arbitrate shall also extend to and encompass any claims that a Participant may have or assert against any Company employees, officers, directors or agents. The arbitration shall be pursuant to the then current rules of the American Arbitration Association and shall be held in New York City for employees residing or having a primary NCR business location in the United States; for employees residing or having a primary NCR business location outside the United States, where permitted by local law the arbitration shall be conducted in the regional headquarters city of your NCR business organization pursuant to the rules of a reputable national or international arbitration organization. The arbitration shall be held before a single arbitrator who is an attorney. The arbitrator’s decision and award shall be final and binding and may be entered in any court having jurisdiction. Issues of arbitrability shall be determined in accordance with the U.S. federal substantive and procedural laws relating to arbitration; in all other respects, this Plan shall be governed by the laws of the State of Georgia in the United States, without regard to its conflict-of-laws principles. Each party shall bear its own attorney fees associated with the arbitration; other costs, and the expenses of the arbitration, shall be borne as provided by the rules of the American Arbitration Association. If any portion of this Section 7.1 is held unenforceable, it shall be severed and shall not affect the duty to arbitrate nor any other part of this Section 7.1.

Notwithstanding the preceding subparagraph, in the event that a Participant breaches any of the restrictive covenants included in his or her Release (such as but not limited to those respecting non-competition, non-solicitation, non-recruitment and confidentiality), Participant acknowledges that the Company will sustain irreparable injury and will not have an adequate remedy at law. As a result, in the event of such a breach the Company may, in addition to any other remedies available to it, bring an action in a court of competent jurisdiction for equitable relief pending appointment of an arbitrator and completion of an arbitration, and in such instance shall not be required to post a bond.

7.2    Employment Status. This Plan does not constitute a contract of employment or impose on the Participant or the Company any obligation to retain the Participant as an Employee, to change the status of the Participant’s employment, or to change the Company’s policies or those of its Subsidiaries’ regarding termination of employment. Employment with the Company is at will.

7.3    Validity and Severability. The invalidity or unenforceability of any provision of the Plan shall not affect the validity or enforceability of any other provision of the Plan, which shall remain in full force and effect, and any prohibition or unenforceability in any jurisdiction, shall not invalidate or render unenforceable such provision in any other jurisdiction.

7.4    Section 409A Savings Clause. While the tax treatment of the payments and benefits provided under this Plan is not warranted or guaranteed, it is intended that such payments and benefits shall be exempt from the application of the requirements of Section 409A of the Code. This Plan shall be construed, administered, and governed in a manner that effects such intent.

7.5    Governing Law. The validity, interpretation, construction and performance of the Plan shall in all respects be governed by the laws of Georgia, without reference to principles of conflict of law, and to the extent not preempted by ERISA.

7.6    WARN Act. This Plan is not intended to duplicate payments already required by the Worker Adjustment and Retraining Notification Act or any similar state or local law requiring prior notice of plant closing or mass layoff (collectively, “WARN”). Therefore, notwithstanding any of the above, benefits payable under the Plan will be reduced by any payments required to be provided to Participants pursuant to WARN, without regard to whether the Participant asserts such rights.

7.7    No Assignment or Alienation. No interest of a Participant under this Plan may be subjected in any manner to sale, transfer, assignment, pledge, attachment, garnishment, or other alienation or encumbrance of any kind, nor may such interest or right to receive a payment or benefit be taken (voluntarily or involuntarily) for the satisfaction of the obligations or debts of, or other claims against the associate, including without limitation any claims for alimony, support, separate maintenance, or claims in bankruptcy proceedings.

7.8    Death/Payment to Estate. If a Participant dies before receiving all Severance Benefits due pursuant to Section 4.2(a) of the Plan, any remaining payments shall be made to the Participant~~'~~’s estate.

7.9    Overpayment. In the event of the overpayment to or wrongful receipt of any amounts by a participant pursuant to this Plan, the Plan and the Company shall be entitled to recovery of such funds by remedies including, without limitation, the equitable remedy of constructive trust.

7.10    Compensation Recovery Policy. Amounts payable pursuant to Section 4.2(a) shall constitute “Covered Incentive Compensation” subject to the terms of the Company’s Compensation Recovery Policy, as the same may be in effect from time to time (the “Compensation Recovery Policy”). Accordingly, notwithstanding any other provision of the Plan to the contrary, a Participant may be required to forfeit or repay any or all of the amounts payable pursuant to Section 4.2(a) pursuant to the terms of the Compensation Recovery Policy. Further, the Company may, to the extent permitted by law, enforce any repayment obligation pursuant to the Compensation Recovery Policy by reducing any amounts that may be owing from time-to-time by the Company to the Participant, whether as wages, severance, vacation pay or in the form of any other benefit or compensation or for any other reason, subject to Section 409A of the Code.

7.11    Withholding. The Company may withhold from any amount payable or benefit provided under this Plan such Federal, state, local, foreign and other taxes as are required to be withheld pursuant to any applicable law or regulation.

IN WITNESS WHEREOF, this amendment and restatement of the NCR Corporation Executive Severance Plan is adopted effective as of the date of approval by the Company’s stockholders of the amendment and restatement of the NCR Corporation Economic Profit Plan at the Company’s 2015 annual meeting of stockholders.

NCR CORPORATION

By: /s/ Andrea L. Ledford
Andrea L. Ledford
SVP, Corporate Services and
Chief Human Resources Officer